JOINT FILING AGREEMENT
Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the Exchange Act) the undersigned hereby agree to the joint filing on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to securities of AB Private Lending Fund, a Delaware statutory trust, and further agree to the filing, furnishing, and/ or incorporation by reference of this agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
Date: September 9, 2024
EQUITABLE HOLDINGS, INC.


By: /s/ Anthony Bruccoleri
Name:Anthony Bruccoleri


Title:Lead Director, Equitable Life Insurance Company




EQUITABLE FINANCIAL LIFE INSURANCE COMPANY


By: Glen Gardner

/s/